Exhibit 99.14
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated February 15, 2008 on the financial statements and financial highlights of the Driehaus Mutual Funds (comprising the Driehaus International Discovery Fund, Driehaus Emerging Markets Growth Fund, Driehaus International Small Cap Growth Fund and Driehaus International Equity Yield Fund) for the year ended December 31, 2007 in the Proxy Statement/Prospectus included in this Registration Statement on Form N-14.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
May 27, 2008